Filed Pursuant to Rule 424(b)(5)
File No. 333-150101

The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement to which this preliminary prospectus supplement relates is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 7, 2008

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 4, 2008)

$350,000,000         % Senior Notes, Series A Due 2015

In March 2005, we issued $247,250,000 aggregate principal amount of 4.80% Senior Notes, Series A, initially due May 16, 2010, in connection with the issuance of 4,945,000 6.75% Equity Units, which we refer to herein as the ‘‘Units’’. This is a remarketing of up to $            aggregate principal amount of the Senior Notes, Series A on behalf of the Unit holders or any holder of Senior Notes, Series A that are not components of Units who elect to participate in the remarketing and an offering of $            aggregate principal amount of additional Senior Notes, Series A. The notes being remarketed and the additional notes being offered will be treated for all purposes as one series and will be collectively referred to herein as the ‘‘notes’’ unless the context provides otherwise.

On and after May 16, 2008, interest on each note will be payable semi-annually in arrears on May 16 and November 16 of each year, commencing November 16, 2008, at         % per year. The notes will mature on                 , 2015. We may not redeem the notes prior to their maturity on             , 2015. Upon the occurrence of a Change of Control, we will generally be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes are and will be our senior unsecured obligations and rank and will rank equally with all of our existing and future senior unsecured debt and senior to any future subordinated unsecured debt that we may incur.

The notes are not and will not be listed on any securities exchange or quoted on any automated quotation system. Currently there is no public trading market for the notes.

Investing in the notes involves risks. ‘‘Risk Factors’’ begin on page S-7.

	Per Remarketed Note	Per New Note	Total
Public Offering Price(1)	%	%	$
Remarketing Fee(2) or Underwriting Discount	%	%	$
Proceeds before expenses to PNM Resources		%	$
Proceeds to Participating Note Holders(3)	%		$

(1)	Plus accrued interest from and including May 16, 2008, if settlement occurs after that date.
(2)	We will pay the remarketing fee to the remarketing agents.
(3)	The portion of the proceeds equal to aggregate principal amount of the notes being remarketed will be applied to satisfy the holders’ obligation to purchase our common stock under the stock purchase contracts that are part of the Units. Any excess proceeds from the notes being remarketed will be remitted to the holders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 16, 2008.

Remarketing Agents and Joint Book-Running Managers

Banc of America Securities LLC	Lehman Brothers

Merrill Lynch & Co.	Morgan Stanley	Wachovia Securities

Citi	Deutsche Bank Securities	JPMorgan

RBC Capital Markets	Wedbush Morgan Securities Inc.

May    , 2008

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing and offering of notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under ‘‘Where You Can Find More Information’’ herein. In the event that the description of the remarketing and offering of notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, or information to which we have referred you. We have not, and the remarketing agents or underwriters, as applicable, have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agents or underwriters, as applicable, are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to ‘‘PNMR,’’ ‘‘PNM Resources,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to PNM Resources, Inc. Unless otherwise indicated, financial information included or incorporated by reference herein is for PNM Resources, Inc. and its subsidiaries on a consolidated basis.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before making an investment decision.

The Company

General

We are an investor-owned holding company of energy and energy-related businesses. Our primary subsidiaries are Public Service Company of New Mexico (‘‘PNM’’), Texas-New Mexico Power Company (‘‘TNMP’’) and First Choice Power, L.P. (‘‘First Choice’’). In addition, we have a 50 percent ownership interest in EnergyCo, LLC (‘‘EnergyCo’’), an unregulated energy company.

PNM is an integrated public utility with regulated operations primarily engaged in the generation, transmission and distribution of electricity, the transmission and distribution and sale of natural gas, and unregulated operations primarily focused on the sale and marketing of electricity into the wholesale market in the western United States. TNMP is a regulated electric utility providing transmission and distribution services in Texas. First Choice is a competitive retail electric provider operating in Texas.

EnergyCo was formed in January 2007 by PNMR and ECJV Holdings, LLC (‘‘ECJV’’), a wholly-owned subsidiary of Cascade Investment, L.L.C., one of PNMR’s largest shareholders, to target opportunities in expanding U.S. markets throughout the Southwest, Texas and the West. In June 2007, we contributed our interest in Altura Power L.P., whose primary asset is the coal fired 305 megawatt Twin Oaks power plan located in central Texas, to EnergyCo. In August 2007, EnergyCo completed the acquisition of the CoGen Lyondell Power Generation Facility (now known as Altura Cogen, LLC), a 614 MW natural gas-fired cogeneration plant, located near Houston, Texas and also announced that EnergyCo had agreed with NRG Energy, Inc. to jointly develop a 550 MW combined-cycle natural gas unit at the existing NRG Cedar Bayou Generating Station near Houston. EnergyCo anticipates the construction of the project will be completed in the summer of 2009, at which time 275 MW of electricity will be available for sale by EnergyCo.

Recent Developments

On January 12, 2008, PNM entered into an agreement (the ‘‘Gas Assets Agreement’’) with Continental Energy Systems LLC (‘‘Continental’’) and New Mexico Gas Company, Inc. (‘‘NMGC’’), a subsidiary of Continental, to sell PNM’s natural gas operations to NMGC for $620 million in cash, subject to adjustment based on, among other things, the amount of certain assets and liabilities attributable to PNM’s natural gas operations at closing. In a separate transaction that is conditioned upon the closing of the transactions contemplated by the Gas Assets Agreement, on January 12, 2008, we and PNM Merger Sub LLC, our newly formed subsidiary, entered into an Agreement and Plan of Merger (the ‘‘Texas Merger Agreement’’) with Continental and Cap Rock Holding Corporation (‘‘CRHC’’), which is a subsidiary of Continental. Under the terms of the Texas Merger Agreement, we will acquire 100% ownership of CRHC and its subsidiaries, including Cap Rock Energy, which operate an electric distribution and transmission business serving approximately 36,000 customers in 28 counties in north, west and central Texas, for $202.5 million in cash, subject to adjustment for the changes in certain components of working capital, and subject to the condition that the outstanding indebtedness of CRHC and its subsidiaries is eliminated at or prior to closing. We expect to use the net after-tax proceeds of these transactions to retire debt, fund future electric capital expenditures and for other corporate purposes. The Gas Assets Agreement and the Texas Merger Agreement each contain a number of customary representations and warranties and indemnification provisions as well as closing conditions, including regulatory and third-party approvals. The parties may terminate the agreements under certain circumstances. In addition, the Gas Assets Agreement includes a provision that no terms can be imposed in connection with the final regulatory approvals that could reasonably be expected to have a material adverse effect or impose any material adverse requirements on the buyer or its affiliates, operations or assets. The Gas Assets Agreement is not conditioned on the closing of the Texas Merger Agreement. Subject to all required approvals, the transactions are expected to close by year-end 2008.

On March 7, 2008, TNMP entered into a term loan credit facility in an aggregate principal amount of up to $150.0 million (the ‘‘TNMP Term Facility’’) and, effective April 9, 2008, TNMP borrowed $150.0 million to redeem its 6.125% senior unsecured notes prior to their maturity date of June 1, 2008.

On April 24, 2008, the New Mexico Public Regulation Commission (the ‘‘NMPRC’’) issued a final order in PNM’s electric rate case, resulting in a revenue increase of $34.4 million for PNM. New rates reflecting the $34.4 million increase are effective for bills rendered on and after May 1, 2008. The NMPRC also authorized a return on equity (‘‘ROE’’) of 10.1 percent. PNM had requested a $76.9 million rate increase, an ROE of 10.75 percent and a fuel and purchased power cost adjustment clause to allow PNM to timely recover the higher cost of fuel and energy needed to serve residential and business customers. In its final order, the NMPRC also disallowed recovery associated with PNM’s renewable energy certificates that are being deferred as regulatory assets and capped the recovery of coal mine decommissioning costs at $100.0 million. PNM is considering the filing of a motion for rehearing and a notice of appeal to the New Mexico Supreme Court on the April 24th decision on its rate case. Under New Mexico law an appeal is allowed without filing for rehearing. PNM and other parties have 30 days from the issuance of the final order to file for either rehearing or appeal. If a motion for rehearing is filed, the NMPRC must act on the motion within 20 days or it is deemed denied. If a motion for rehearing is filed, parties have 30 days to file a notice of appeal after disposition of the motion. An appeal may be filed even if a rehearing motion is pending.

The NMPRC will hear arguments regarding PNM’s application to implement an emergency fuel-adjustment clause during a hearing scheduled to begin on May 12, 2008. Two intervenors in PNM’s rate case, the New Mexico Attorney General’s Office, which serves as the residential and small business consumer advocate in rate case proceedings, and the International Brotherhood of Electrical Workers Local 611, support PNM’s request for an emergency fuel clause. There can be no assurance that PNM’s request will be successful.

On May 1, 2008, PNMR announced that TNMP has entered into a binding commitment for a revolving credit facility currently in an aggregate principal amount of up to $80.0 million and is in the process of syndicating additional amounts (the ‘‘TNMP Revolving Facility’’). This commitment is subject to conditions and final documentation. In addition, on May 1, 2008, PNMR announced that PNM has entered into a binding commitment for a short-term letter of credit facility in an aggregate principal amount of $100.0 million (the ‘‘PNM Letter of Credit Facility’’). The PNM Letter of Credit Facility is subject to conditions and final documentation. Also on May 1, 2008, PNMR announced that PNM has entered into agreements to sell its share of power, approximately 135 megawatts, from Palo Verde Nuclear Generating Station Unit 3. The long-term, power-sale deals begin May 1 and run through December 31, 2010. As part of the sales agreements, PNM received $70.6 million in pre-payments.

On May 5, 2008, PNM entered into a delayed draw term loan facility in an aggregate principal amount of up to $300.0 million which expires April 30, 2009 (the ‘‘PNM Delayed Draw Term Facility’’).

Concurrent Offering

Concurrently with this remarketing and offering of notes, PNM will offer, by means of a separate prospectus and prospectus supplement, its    % Senior Unsecured Notes Due 2018 (the ‘‘concurrently

offered notes’’) in an aggregate principal amount of $350,000,000 (the ‘‘concurrent offering’’). The remarketing and offering of notes are not conditioned on the completion of PNM’s concurrent offering. There can be no assurance that PNM’s concurrent offering will be completed.

Corporate Information

Our principal executive office is located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700. We also maintain a website at www.pnmresources.com. Our website and the information contained therein are not part of this prospectus supplement.

The Remarketing and Offering of the Notes

Issuer	PNM Resources, Inc.

Securities	$350,000,000 aggregate principal amount of % Senior Notes, Series A Due 2015.

Denominations	The notes being remarketed have been issued, and the additional notes will be issued, in denominations of $1,000 and integral multiples thereof.

Maturity Date	, 2015.

Interest Rate	On and after May 16, 2008, the notes will bear interest at the rate of % per year.

Interest Payment Dates	We will pay interest in arrears on May 16 and November 16 of each year, commencing November 16, 2008.

Mandatory Redemption	We are not and will not be required to make mandatory redemption or sinking fund payments on the notes.

Optional Redemption	We may not redeem the notes prior to their maturity on , 2015.

Change of Control	Upon the occurrence of a change of control, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See ‘‘Description of Notes — Repurchase at the Option of Holders — Change of Control.’’

Ranking	The notes are and will be our general unsecured obligations. The notes rank and will rank equally in right of payment with all our existing and future senior debt. The notes are and will be senior in right of payment to any subordinated debt that we may incur. As of March 31, 2008, we (exclusive of our subsidiaries) had $752.4 million aggregate principal amount of short-term and long-term debt outstanding ($13.2 million of which is secured). The notes are and will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries. As of March 31, 2008, our subsidiaries had approximately $1,667.5 million aggregate principal amount of short-term and long-term debt outstanding ($65.0 million of which is secured), excluding intercompany loans. See ‘‘Description of the Notes — Ranking’’ below.

Certain Covenants	The indenture, as supplemented, limits our ability, among other things:

•	to create liens without equally and ratably securing the notes; and

•	to engage in certain sale/leaseback transactions.

It also limits our ability to engage in mergers, consolidations and certain sales of assets.

These covenants are subject to important exceptions and qualifications, as described under ‘‘Description of Notes — Certain Covenants’’ below and ‘‘Description of Debt Securities — Restrictions on Mergers and Sale of Assets’’ in the accompanying prospectus.

The Remarketing	The notes being remarketed were issued originally by us in March 2005 in connection with our issuance and sale to the public of the Units. Each Unit initially consisted of both a purchase contract and a Senior Note, Series A. In order to secure their obligations under the purchase contract, holders of the Units pledged their original notes to us through a collateral agent. Pursuant to the terms of the Units, the remarketing agents will remarket the notes originally issued in March 2005 on behalf of current holders of Units in accordance with the remarketing agreement, as supplemented by the supplemental remarketing agreement among us, the remarketing agents and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as purchase contract agent and as attorney-in-fact for holders of purchase contracts. See ‘‘Plan of Distribution and Underwriting’’ in this prospectus supplement.

The terms of the Units and the notes require the remarketing agents to use their reasonable efforts to remarket the notes of holders participating in the remarketing at a price of 100% of the aggregate principal amount of such notes. In connection with the remarketing, Banc of America Securities LLC and Lehman Brothers Inc., as reset agents, have reset the interest rate on the notes to % per year.

Use of Proceeds	With regards to the remarketing, the remarketing agents will remit to U.S. Bank Trust National Association, as collateral agent, $ , which is 100% of the aggregate principal amount of the remarketed notes currently held as components of the Units. The collateral agent will pay to us $ , which is 100% of the aggregate principal amount of the remarketed notes currently held as components of the Units, less the amount of any accrued and unpaid contract adjustment payments, to satisfy in full the obligation of the holders of those Units to purchase our common stock, which we must issue on May 16, 2008. The balance of any proceeds from the remarketing of those notes will be remitted by the Collateral Agent to the purchase contract agent for the benefit of such holders. The remarketing agents will remit to U.S. Bank Trust National Association, as custodial agent, for the benefit of any holder of notes that are not components of the Units who have elected to participate in this remarketing all of the proceeds from the remarketing of such notes.

We will use the net proceeds from the sale of our common stock to the holders of the Units, together with the proceeds from the sale of the additional notes, to pay down outstanding borrowings under our revolving credit facility (the ‘‘PNMR Revolving Facility’’). See ‘‘Use of Proceeds’’ below.

Ratings	As of May 6, 2008, ratings on our senior unsecured notes were as follows:

•	S&P: BB− (stable)

•	Moody’s: Ba2 (under review for possible downgrade)

Investors are cautioned that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating organization, and that each rating should be evaluated independently of any other rating.

RISK FACTORS

Before you invest in our notes, you should carefully consider the risks described below. In addition, you should carefully consider the risks set forth in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, both of which are incorporated by reference in this prospectus supplement. See also ‘‘Where You Can Find More Information’’ about future filings which we will make with the SEC, some of which may contain additional risk factors, and are incorporated by reference into this prospectus supplement. If any of the risks actually occurs, our business, financial condition, results of operations and cash flows could be harmed.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

As of May 6, 2008, we had consolidated short-term debt outstanding of $952.0 million, which included TNMP’s $150.0 million short-term bank loan, which is due on October 9, 2008. In addition, as of May 6, 2008, our subsidiaries have scheduled maturities of long-term debt aggregating $467.7 million due prior to April 30, 2009, consisting of PNM’s $300.0 million aggregate principal amount of 4.4% senior unsecured notes due September 15, 2008 and TNMP’s $167.7 million aggregate principal amount of 6.25% senior unsecured notes due January 15, 2009.

We also have $100.0 million aggregate principal amount of 5.1% senior unsecured notes due August 1, 2010. We are obligated to remarket these notes beginning August 16, 2008, and if we cannot remarket such notes, the holder of such notes has the right to put the notes to us on November 16, 2008 to satisfy its obligation under the related purchase contract to purchase common or preferred stock and we will not receive the $100 million of cash we would have otherwise received for the issuance of our common or preferred stock.

We and our subsidiaries are exploring financial alternatives to meet these obligations and we currently believe that our and our subsidiaries’ internal cash generation, credit arrangements, and access to capital markets will provide sufficient resources to meet capital requirements and retire or refinance the senior unsecured notes described above at maturity. To cover the difference in the amounts and timing of cash generation and cash requirements, we intend to use short-term borrowings under current liquidity arrangements described below and future liquidity arrangements that we may enter into.

The credit ratings of PNMR’s debt were recently downgraded and are below investment grade and there has also been an overall deterioration of the credit markets in general. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a further reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms and would result in an increase in the interest rates applicable under our credit facilities. Our cash flow and capital resources may be insufficient to pay interest and principal on our debt in the future, including payments on the notes. If that should occur, our capital raising or debt restructuring measures may be unsuccessful or inadequate to meet our scheduled debt service obligations, which could cause us to default on our obligations and further impair our liquidity.

We are a holding company and must rely on cash from our subsidiaries and EnergyCo to make payments on the notes.

We are a holding company and thus our investments in our subsidiaries and EnergyCo are our primary assets. Substantially all of our operations are conducted by our subsidiaries and EnergyCo. Consequently, our operating cash flow and our ability to service our indebtedness depends upon the operating cash flow of our subsidiaries and EnergyCo and the payment of funds by them to us in the form of dividends or other distributions. Our subsidiaries and EnergyCo are separate legal entities that have no obligation to pay any amounts due pursuant to our obligations or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each entity’s ability to pay dividends to us depends on any statutory, regulatory and/or contractual restrictions that may be applicable to each one, which may include requirements to maintain minimum levels of equity ratios, working capital or other assets.

Our utility subsidiaries are regulated by various state utility commissions which generally possess broad powers to ensure that the needs of the utility customers are being met. Specifically, as part of the order approving our formation as a holding company, the NMPRC placed certain restrictions on the ability of one of our primary subsidiaries, PNM, to pay dividends to us. The order states that PNM shall not pay dividends that will cause its debt rating to go below investment grade. Furthermore, the order provides that PNM cannot pay dividends in any year, as determined on a rolling four-quarter basis, in excess of net earnings for that year, with certain rollovers for prior earnings not distributed, without prior NMPRC approval. In January 2003, the NMPRC modified this dividend restriction to allow PNM to dividend earnings as well as equity contributions made by us back to us. Additionally, PNM is subject to various financial covenants that limit the transfer of assets, through dividends or other means. As of March 31, 2008, the amount of retained earnings of our subsidiaries not subject to dividend restrictions, under the most restrictive of such tests and assuming that there is no violation of the order providing that PNM shall not pay dividends that cause its credit rating to go below investment grade, was approximately $207.8 million. PNM has not paid any dividends to PNMR since 2005. To the extent that the state commissions attempt to impose further restrictions on the ability of our utility subsidiaries to pay dividends to us, it could adversely affect our ability to make payments on the notes.

The notes will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries. In the event of the bankruptcy, insolvency, liquidation or reorganization of the business of one of our subsidiaries, creditors and holders of preferred stock of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. As of March 31, 2008, our subsidiaries had approximately $1,667.5 million aggregate principal amount of short-term and long-term debt outstanding (excluding intercompany loans) and cumulative preferred stock with aggregate stated value of $11.5 million outstanding.

We may not have sufficient funds to repurchase the notes if we experience a change in control.

We are required, under the terms of the notes, to offer to purchase all of the outstanding notes if we experience a change of control. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding or to purchase the notes, or any other securities that we may issue in the future that have a similar provision. We expect that we would require additional financing from third parties to fund any such purchases but we cannot assure you that we would be able to obtain such financing. Our failure to repay holders tendering notes upon a change of control would result in an event of default under the notes. See ‘‘Description of Notes — Repurchase at the Option of Holders — Change of Control.’’

In addition to our current indebtedness, we and our subsidiaries may incur substantially more debt and our subsidiaries could issue more preferred stock. This could increase the risks described above.

Together with our subsidiaries, we may incur substantially more debt in the future. The indenture governing the notes does not restrict our ability to incur additional indebtedness. As of May 6, 2008, PNMR had $615.0 million of liquidity arrangements. The liquidity arrangements consist of $600.0 million from the PNMR Revolving Facility and $15.0 million from local lines of credit. As of May 6, 2008, PNMR had borrowed $462.0 million under the PNMR Revolving Facility and PNMR had no borrowings under the local lines of credit. In addition, PNMR had $3.0 million in letters of credit outstanding, which reduces the available capacity under the PNMR Revolving Facility. As of May 6, 2008, First Choice had up to $300.0 million of borrowing capacity under the PNMR Revolving Facility. Any borrowings made by First Choice under this sublimit are guaranteed by PNMR. As of May 6, 2008, First Choice had no borrowings under the PNMR Revolving Facility and First Choice had $77.5 million in letters of credit outstanding, which reduces the available capacity under the PNMR Revolving Facility. TNMP can currently borrow up to $100.0 million under the PNMR Revolving Facility and any borrowings made by TNMP under this sublimit are not guaranteed by PNMR. As of May 6, 2008, TNMP had no borrowings under the PNMR Revolving Facility, and had

$1.9 million in letters of credit outstanding, which reduces available capacity under the PNMR Revolving Facility. Upon entry into the TNMP Revolving Facility, however, TNMP will be removed as a borrower under the PNMR Revolving Facility.

PNMR has established a commercial paper program under which it may issue up to $400.0 million in commercial paper for up to 270 days. The commercial paper is unsecured and the proceeds are used for short-term cash management needs. The PNMR Revolving Facility serves as support for the outstanding commercial paper. As a result, the aggregate borrowings under the commercial paper program and the PNMR Revolving Facility cannot exceed the $600.0 million limit under the PNMR Revolving Facility. As of May 6, 2008, PNMR had no commercial paper outstanding under this program.

As of May 6, 2008, PNM had $713.5 million of liquidity arrangements, not including the binding commitment for the PNM Letter of Credit Facility. The liquidity arrangements consist of $400.0 million from an unsecured revolving credit facility (the ‘‘PNM Revolving Facility’’), $300.0 million from the PNM Delayed Draw Term Facility and $13.5 million in local lines of credit. As of May 6, 2008, PNM had borrowed $340.0 million under the PNM Revolving Facility, had no borrowings under the PNM Delayed Draw Term Facility and had no borrowings under the local lines of credit. In addition, as of May 6, 2008, PNM had $14.8 million in letters of credit outstanding, which reduces the available capacity under the PNM Revolving Facility.

PNM has a commercial paper program under which PNM may issue up to $300.0 million in commercial paper for up to 365 days. The commercial paper is unsecured and the proceeds are used for short-term cash management needs. The PNM Revolving Facility serves as support for PNM’s outstanding commercial paper so that the aggregate borrowing under both programs cannot exceed the $400.0 million limit under the PNM Revolving Facility. As of May 6, 2008, PNM had no commercial paper outstanding under this program.

As of May 6, 2008, TNMP did not have independent liquidity arrangements but can borrow up to $100.0 million under the PNMR Revolving Facility. Any borrowings made by TNMP under this sublimit are not guaranteed by PNMR. On May 1, 2008, PNMR announced that TNMP has entered into a binding commitment for the TNMP Revolving Facility in an aggregate principal amount of up to $80.0 million and is in the process of syndicating additional amounts. Upon entry into the TNMP Revolving Facility, TNMP will be removed as a borrower under the PNMR Revolving Facility. On March 7, 2008, TNMP entered into the TNMP Term Facility and effective April 9, 2008, borrowed $150.0 million thereunder.

To the extent that we or our subsidiaries incur new debt either under applicable indentures or pursuant to the facilities described above, this new debt will be combined with our current debt levels and the risks described herein and incorporated by reference could substantially increase.

PNMR and PNM cannot make any assurances that the proposed sale of PNM’s natural gas operations or purchase of CRHC’s electric distribution and transmission business in Texas will be consummated, and failure to complete the transactions would result in the incurrence of costs, the amounts of which could adversely impact PNMR’s and PNM’s future business and financial results, and could affect our ability to make payments on our debt obligations.

Consummation of the PNM natural gas operations sale and CRHC electric assets acquisition is subject to various conditions, including receiving approval from the NMPRC (for the sale of the natural gas operations), Public Utility Commission of Texas (‘‘PUCT’’) (for the purchase of the electric distribution and transmission business), FERC, and expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and satisfaction of other closing conditions. There is no assurance that all of the various conditions will be satisfied. In addition, the Gas Assets Agreement includes a provision that no terms can be imposed in connection with the final regulatory approvals that could reasonably be expected to have a material adverse effect or impose any material adverse requirements on the buyer or its affiliates, operations or assets. If the transactions contemplated by the Gas Assets Agreement are not consummated by January 12, 2009, such agreement will terminate pursuant to its terms, subject to a six-month extension under certain circumstances.

If the gas operations sale is not completed for any reason:

•	PNM will not receive the $620 million sale price for the natural gas operations and will not be able to utilize the after-tax proceeds from the sale to, among other things, make payments on our debt obligations,

•	PNMR will not be able to purchase CRHC’s electric distribution and transmission business in Texas, as such purchase is conditioned on the sale of PNM’s natural gas operations,

•	PNMR and PNM will be subject to numerous expenses, including having incurred certain costs relating to the proposed transactions that are payable whether or not the transactions are completed, including legal, consulting and accounting fees, and having had management focused on completing the proposed transactions, instead of on pursuing another business strategy, including acquisition or investment opportunities that could have been beneficial to PNMR and PNM, and

•	the profit margin for PNM’s natural gas distribution business could be adversely affected if PNM does not obtain adequate rate relief, including in PNM’s pending gas rate case appeal.

As a result of these and other factors, PNMR’s and PNM’s business, financial results and financial condition could be adversely affected.

The notes have no established trading market and liquidity of trading markets for the notes may be limited.

We do not intend to apply for a listing of the notes on any securities exchange or interdealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes, the ability of noteholders to sell their notes or the prices at which notes could be sold. The notes may trade at prices that are lower than their initial purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the markets for debt securities. Those market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, and other documents that we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies, are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements often can be identified by the words ‘‘believe’’, ‘‘expect’’, ‘‘anticipate’’, ‘‘estimate’’ or similar expressions. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and we assume no obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Since actual results may differ materially from those expressed or implied by these forward-looking statements, we caution readers not to place undue reliance on these statements. Our business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond our control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. These factors include:

•	Conditions affecting our ability to access the financial markets, including actions by ratings agencies affecting our credit ratings and the credit ratings of our operating subsidiaries, or EnergyCo’s access to additional debt financing following the utilization of its existing credit facility,

•	State and federal regulatory and legislative decisions and actions, including PNM’s pending application for an emergency fuel adjustment clause,

•	The risk that the closings of the pending sales of the PNM natural gas utility and certain wholesale electricity, natural gas and transmission contracts, and the pending purchase of certain Continental subsidiaries may not occur due to regulatory or other reasons,

•	The performance of our generating units and transmission systems, including the Palo Verde Nuclear Generating Station, the San Juan Generating Station, the Four Corners Plant, and EnergyCo generating units, and transmission systems,

•	The risk that EnergyCo is unable to identify and implement profitable acquisitions, including development of the Cedar Bayou IV Generating Station, or that PNMR and ECJV will not agree to make additional capital contributions to EnergyCo,

•	The potential unavailability of cash from our subsidiaries or EnergyCo due to regulatory, statutory or contractual restrictions,

•	The outcome of any appeals of the Public Utility Commission of Texas order in the stranded cost true-up proceeding,

•	The ability of First Choice to attract and retain customers,

•	Changes in Electric Reliability Council of Texas protocols,

•	Changes in the cost of power acquired by First Choice,

•	Collections experience,

•	Insurance coverage available for claims made in litigation,

•	Fluctuations in interest rates,

•	Weather,

•	Water supply,

•	Changes in fuel costs,

•	Availability of fuel supplies,

•	The effectiveness of risk management and commodity risk transactions,

•	Seasonality and other changes in supply and demand in the market for electric power,

•	Variability of wholesale power prices and natural gas prices,

•	Volatility and liquidity in the wholesale power markets and the natural gas markets,

•	Changes in the competitive environment in the electric and natural gas industries,

•	The ability to secure long-term power sales,

•	The risk that we, our subsidiaries and EnergyCo may have to commit to substantial capital investments and incur additional operating costs to comply with new environmental control requirements including possible future requirements to address concerns about global climate change,

•	The risks associated with completion of generation, including pollution control equipment at the San Juan Generating Station, and the EnergyCo Cedar Bayou IV Generating Station, transmission, distribution and other projects, including construction delays and unanticipated cost overruns,

•	The outcome of legal proceedings, including PNM’s pending gas rate case appeal,

•	Changes in applicable accounting principles, and

•	The performance of state, regional and national economies.

USE OF PROCEEDS

With regards to the remarketing, the remarketing agents will remit to U.S. Bank Trust National Association, as collateral agent, $                        , which is 100% of the aggregate principal amount of the remarketed notes currently held as components of the Units. The collateral agent will pay to us $             , which is 100% of the aggregate principal amount of the remarketed notes currently held as components of the Units, less the amount of any accrued and unpaid contract adjustment payments, to satisfy in full the obligation of the holders of those Units to purchase our common stock which we must issue on May 16, 2008. The balance of any proceeds from the remarketing of those notes will be remitted by the collateral agent to the purchase contract agent for the benefit of such holders. The remarketing agents will remit to U.S. Bank Trust National Association, as custodial agent, for the benefit of any holder of notes that are not components of the Units who have elected to participate in this remarketing all of the proceeds from the remarketing of such notes.

With regards to the offering of $                     aggregate principal amount of additional notes, we estimate that the net proceeds will be approximately $                 million, after deducting the underwriting discount and our estimated offering expenses and after our payment of a remarketing fee to the remarketing agents in connection with the preceding paragraph.

We expect to use the net proceeds from the sale of our common stock to the holders of the Units and from the sale of the additional notes to pay down outstanding borrowings under the PNMR Revolving Facility. Our borrowings under the PNMR Revolving Facility as of May 6, 2008, totaled $462.0 million at a weighted average interest rate of 3.55%. Amounts borrowed under the PNMR Revolving Facility were used for general corporate purposes. Certain of the underwriters or their affiliates are lenders under the PNMR Revolving Facility and, accordingly, will receive a portion of the proceeds from the offering of additional notes. See ‘‘Underwriting — Relationships and FINRA Conduct Rules.’’

CAPITALIZATION

The following table shows our capitalization at March 31, 2008, on an actual basis and as adjusted to reflect the remarketing of the notes and the settlement of the stock purchase contracts that are components of the Units by our issuance of common stock on May 16, 2008, as well as the offering of additional notes and application of the estimated net proceeds therefrom, all as described in ‘‘Use of Proceeds.’’ The as adjusted information also reflects our borrowing of $150.0 million under the TNMP Term Facility and the application of proceeds therefrom that occurred on April 9, 2008. The as adjusted information does not reflect PNM’s concurrent offering of $350.0 million of senior unsecured notes. You should read this table together with our historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

	March 31, 2008
	Actual	As Adjusted
	(dollar amounts in thousands)
Short-term debt of PNMR	$392,000	$42,000	(1)
Short-term debt of PNM	345,000	345,000
Short-term debt of TNMP(2)	—	150,000
Current installments of long-term debt(2)	619,212	470,298
Total short-term debt and current installments of long-term debt	1,356,212	1,007,298
Long-term debt, excluding current installments:
% Senior Notes, Series A, due 2015 (initially the 4.80% Senior Notes, Series A, due 2010)	247,250	350,000
5.1% Senior Notes, initially due 2010	100,000	100,000
Long-term debt of PNM	705,870	705,870
Other long-term debt, including unamortized discounts of $165	11,133	11,133
Total long-term debt, excluding current installments	1,064,253	1,167,003
PNM cumulative preferred stock	11,529	11,529
Common stockholder’s equity:
Common stock issued and outstanding: 76,914,254 shares actual; 86,317,666 shares as adjusted	1,044,861	1,285,510	(3)
Accumulated other comprehensive income	(6,018)	(6,018)
Retained earnings	582,339	582,339
Total common stockholders’ equity	1,621,182	1,861,831
Total capitalization	$4,053,176	$4,047,661

(1)	Does not reflect the payment of the underwriting discount, remarketing fee and expenses of the remarketing and offering of additional notes, nor the payment of any accrued and unpaid contract adjustment payments to holders of Units that were comprised in part by remarketed notes. The payment of these costs will result in less reduction of short-term debt to take into account the amounts paid.
(2)	The proceeds from the $150.0 million borrowing under the TNMP Term Facility on April 9, 2008 were used to repay $148.9 million of current installments of long-term debt of TNMP. Repayment of this borrowing is due October 9, 2008.
(3)	Includes $6.6 million of costs incurred in the original issuance of the Units that were attributable to the common stock component.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated.

Three Months Ended March 31,	Year Ended December 31,
2008	2007	2006	2005	2004	2003
N/M*	1.35	2.02	1.65	2.75	1.86

*	The ratio of earnings to fixed charges for the three months ended March 31, 2008 is not meaningful since the earnings available for fixed charges are negative. The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of 1.00 amounts to $88.4 million for the three months ended March 31, 2008.

Our ratio of earnings to fixed charges is computed by dividing our earnings by our fixed charges. For the purposes of such computations:

•	earnings consist of earnings from continuing operations before income taxes, excluding equity in earnings of EnergyCo, plus fixed charges, less capitalized interest and preference security dividend requirements of consolidated subsidiaries;

•	fixed charges consist of the continuing operations portions of interest expensed and capitalized, amortization of debt discount, premium and capitalized expenses related to indebtedness, estimated interest costs within rental expense, and preference security dividend requirements of consolidated subsidiaries; and

•	PNM’s natural gas operations are treated as discontinued operations for financial reporting, and accordingly, the earnings before income taxes and portions of the fixed charges attributable to PNM’s natural gas operations are excluded from the ratio of earnings to fixed charges. Earnings before income taxes and fixed charges attributable to discontinued operations were $36.2 million and $3.2 million for the three months ended March 31, 2008 and $25.9 million and $13.1 million for the year ended December 31, 2007. The ratio of earnings to fixed charges, including the discontinued operations, would not have been meaningful since the earnings available for fixed charges would have been negative and the shortfall to achieve an earnings to fixed charges ratio of 1.00 would have been $52.2 million for the three months ended March 31, 2008. The ratio of earnings to fixed charges, including the discontinued operations, would have been 1.49 for the year ended December 31, 2007.

DESCRIPTION OF THE NOTES

The notes being remarketed were issued, and the additional notes being offered hereby will be issued, under an indenture dated as of March 15, 2005, between us and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by the first supplemental indenture dated as of March 30, 2005, between us and the trustee and to be further supplemented by the second supplemental indenture dated as of                     , 2008, between us and the trustee.

The notes issued in March 2005 were initially issued in aggregate principal amount of $247,250,000. We have the ability, without the consent of the existing holders of the notes, to issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having similar terms, together with the original notes issued in March 2005 and being remarketed hereby, will constitute a single series of notes under the indenture as supplemented. The additional notes being offered hereby will have identical terms as the previously issued notes being remarketed herein other than their original date of issue, the rate of interest prior to May 16, 2008, their initial price to the public, their original interest accrual date and their original interest payment date and will have the same CUSIP number as, and trade interchangeably with, the notes being remarketed immediately upon settlement. Upon completion of this remarketing and offering of additional notes, we will have $350,000,000 aggregate principal amount outstanding of Senior Notes, Series A.

The notes are not and will not be subject to a sinking fund provision. The notes will mature and become due and payable on                     , 2015. The notes issued in March 2005 being remarketed were issued, and the additional notes being offered hereby will be issued, in the form of one or more global notes registered in the name of The Depository Trust Company or its nominee, as described below under ‘‘Description of Debt Securities — Book-Entry Issuance’’ in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture as previously supplemented and to be further supplemented by the second supplemental indenture (collectively referred to herein as the ‘‘indenture’’). These descriptions do not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We have filed a copy of the original indenture and the first supplemental indenture as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. We will file the second supplemental indenture as an exhibit to a current report on Form 8-K.

The notes are ‘‘debt securities’’ as that term is used in the accompanying prospectus. The description of the notes in this prospectus supplement replaces the description of the general provisions of the debt securities and the indenture in the accompanying prospectus to the extent that the following description is inconsistent with those provisions.

In this ‘‘Description of the Notes,’’ references to ‘‘we,’’ ‘‘our,’’ ‘‘us’’, ‘‘PNM Resources,’’ ‘‘PNMR’’ or ‘‘the Company’’ mean PNM Resources, Inc., excluding its subsidiaries.

General

The notes:

•	are unsecured senior indebtedness of PNM Resources;

•	are senior in right of payment to all our future subordinated indebtedness;

•	rank equally in right of payment with all our existing and future senior indebtedness;

•	are not redeemable at our option;

•	are not subject to any sinking fund or defeasance; and

•	are issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

We may issue additional notes of this series in the future without the consent of the existing holders. Any such additional notes will have the same terms as the notes being offered by this prospectus supplement but may be offered at a different public offering price than the notes being offered by this prospectus supplement. If issued, these additional notes will become part of the same series as the notes being offered by this prospectus supplement. Holders of the notes and any additional notes will be treated as a single class for all purposes under the indenture, including waivers, amendments and redemption.

Maturity, Interest and Principal Payments

The notes will mature on                 , 2015. On and after May 16, 2008, the notes will bear interest at the rate of     % per year. Interest on the notes will be payable semiannually in arrears on May 16 and November 16 of each year, commencing November 16, 2008. We will make interest payments to noteholders of record at the close of business (whether or not a business day) on the first day of the month in which the interest payment date falls. Interest payable at maturity, however, will be paid to the person to whom the principal is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date would otherwise fall on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day and no interest or other payment will accrue as a result of that postponement. Principal of, premium, if any, and interest on the notes will be payable, and the notes will be transferable, at our office or agency in The City of New York maintained for those purposes, which initially will be the corporate trust agency of The Bank of New York Trust Company, N.A. maintained in New York, New York. We will not impose any service charge for any transfer, exchange or redemption of notes, but we or the trustee may require payment of any tax or other governmental charge that may be payable in connection with transfers, exchanges or redemptions.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, we will be required to make an offer (a ‘‘Change of Control Offer’’) to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s notes on the terms set forth in the supplemental indenture. In the Change of Control Offer, we will offer a payment (the ‘‘Change of Control Payment’’) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the ‘‘Change of Control Payment Date’’). Within ten days following any Change of Control, we will mail a notice to each holder of notes describing (1) the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed and (2) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased pursuant to the Change of Control Offer.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)    accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the trustee an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)    deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the holder in whose name a note is registered at the close of business on such record date, and no other interest will be payable to holders who tender pursuant to the Change of Control Offer.

We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

The PNMR Revolving Facility does provide, and future agreements governing our indebtedness, including one or more credit facilities, may also provide, that a Change of Control would constitute a default or require repayment of the indebtedness under these agreements. In addition, future agreements governing our indebtedness may prohibit us from repurchasing any notes in the event of a Change of Control. In the event a Change of Control occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to the repurchase of notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain such a consent or repay those borrowings, we will remain prohibited from repurchasing notes. In such case, our failure to comply with the foregoing provisions would constitute an Event of Default under the indenture which could, in turn, constitute a default under such credit facility or other agreements governing our indebtedness.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Payment for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event that we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing or that the terms of the indenture would permit the incurrence of such financing.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of ‘‘all or substantially all’’ of our properties or assets and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of ‘‘all or substantially all’’ of our property or assets and our Subsidiaries taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require us to make a Change of Control Offer.

Ranking

The notes are our direct, unsecured general obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated debt. As of March 31, 2008, we (exclusive of our subsidiaries) had $752.4 million aggregate principal amount of short-term and long-term debt outstanding ($13.2 million of which is secured).

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes will be obligations exclusively of PNMR and will not be guaranteed by any of our subsidiaries, including PNM. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries and preferred stockholders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2008, our subsidiary PNM had $1,350.9 million aggregate principal amount of short-term and long-term debt outstanding ($65.0 million of which is secured) and cumulative preferred stock with aggregate stated value of $11.5 million outstanding. PNM has an application pending with the NMPRC to request authority to issue new secured debt and to secure its outstanding debt. As of March 31, 2008, our subsidiary TNMP had $316.6 million aggregate principal amount of short-term and long-term debt outstanding (none of which is secured), excluding $0.5 million of short-term debt payable to PNMR.

As a holding company, our cash flows and consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the notes or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Specifically, as part of the order approving our formation as a holding company, the NMPRC placed certain restrictions on the ability of one of our primary subsidiaries, PNM, to pay dividends to us. The order explicitly states that PNM shall not pay dividends that will cause its debt rating to go below investment grade. Furthermore, the order provides that PNM cannot pay dividends in any year, as determined on a rolling four-quarter basis, in excess of net earnings for that year, with certain rollovers for prior earnings not distributed, without prior NMPRC approval. In January 2003, the NMPRC modified this dividend restriction to allow PNM to dividend earnings as well as equity contributions made by us back to us. TNMP was subject to the same restrictions on dividends when it had jurisdictional operations in New Mexico prior to January 1, 2007. Additionally, PNM is subject to various financial covenants that limit the transfer of assets, through dividends or other means. As of March 31, 2008, the amount of retained earnings of our subsidiaries not subject to dividend restrictions, under the most restrictive of such tests and assuming that there is no violation of the order providing that PNM shall not pay dividends that cause its credit rating to go below investment grade, was approximately $207.8 million. PNM has not paid any dividends to PNMR since 2005.

Except as described under ‘‘Additional Covenants — Restrictions on Liens’’ the indenture does not limit our ability, or the ability of our subsidiaries or EnergyCo, to issue or incur other debt or liabilities (secured or unsecured) or issue preferred stock. In addition, the indenture does not contain provisions that afford holders of the notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Additional Covenants

The following covenants will be contained in the second supplemental indenture and will apply to the notes in addition to the covenant described under the heading ‘‘Description of Debt Securities — Restrictions on Mergers and Sale of Assets’’ in the accompanying prospectus. You will find the definitions of capitalized terms used in this description under the heading ‘‘— Certain Definitions.’’ For purposes of this description, references to the ‘‘Company,’’ ‘‘PNMR,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to PNM Resources, Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the supplemental indenture.

Restrictions on Liens

The second supplemental indenture will provide that so long as any notes are outstanding, PNMR will not issue, assume, or guarantee any Debt (as defined below) secured by any mortgage, security interest, pledge, lien, charge or similar encumbrance (collectively, ‘‘Liens’’) of or upon any of the property or assets of PNMR or upon any of the property or assets of PNMR’s Subsidiaries (as defined below), owned as of the date of the supplemental indenture or thereafter acquired, without also securing the outstanding notes (together with, if we so determine, any other Debt of or guaranteed by us ranking senior to, or equally with, the notes) equally and ratably with the Debt so long as the other Debt is so secured.

This limitation does not apply in the case of any Debt secured by:

•    Liens created, incurred, assumed or existing on our property in favor of the lenders, letter of credit issuers or hedge providers under the Credit Facility and related Hedging Obligations in an aggregate principal amount up to $600 million;

•    Liens on any property or shares of stock of a person existing at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person or an operating business of a person to us; provided, however, that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

•    Liens on any property to secure all or part of the cost of acquiring, constructing, developing, or repairing, altering or improving the property, or to secure Debt incurred to provide funds for any of these purposes or for the reimbursement of funds previously expended for any of these purposes; provided, however, that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, the acquisition, construction, development, repair, alteration or improvement such property and does not exceed the cost (as determined in accordance with generally accepted accounting principles) to us of the property subject to the Lien;

•    Liens in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or repairing, altering, or improving the property subject to such Liens;

•    the extension, renewal or replacement of any Lien referred to above; provided, however, that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced; and the maximum principal amount of Debt so secured and not otherwise authorized by the previous clauses shall not exceed the maximum principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal, or replacement.

Notwithstanding the foregoing, so long as any notes are outstanding, we may issue, assume, or guarantee Debt, or permit to exist Debt, secured by Liens which would not be permitted by the foregoing restrictions provided that, at the time of incurrence of such Debt, the sum, without duplication, of

•    the amount of Debt to be incurred and secured by such Liens,

•    the aggregate principal amount of all existing Debt secured by such Liens, and

•	the Value (as defined below) of all Sale and Lease-Back Transactions (as defined below) in existence at such time (other than certain Sale and Lease-Back Transactions specified in the indenture)

does not exceed at such time $100 million.

Restrictions on Sale and Lease-Back Transactions

The second supplemental indenture will provide that so long as any notes are outstanding, we will not enter into any Sale and Lease-Back Transaction with respect to any Operating Property if the commitment by the purchaser was obtained more than 18 months after the later of (1) the completion of the acquisition, construction, or development of the Operating Property or (2) the placing in operation of the Operating Property or of the Operating Property as constructed, developed, or substantially repaired, altered, or improved, unless:

•	we are entitled pursuant to the indenture to issue, assume, or guarantee Debt secured by a Lien on such Operating Property without equally and ratably securing the notes; or

•	within 180 days after the effective date of the Sale and Lease-Back Transaction, we apply or cause to be applied to the retirement of our Debt ranking senior to, or equally with, the notes:

•	in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof (but not in excess of the net book value of the Operating Property at the date of sale or transfer); or

•	in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased;

provided, however, that the amount to be applied to the retirement of Debt will be reduced by an amount equal to the principal amount of any Debt voluntarily retired by us within such 180-day period (plus any premium or fee paid in connection with any redemption in accordance with the terms of such Debt), excluding retirement pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Certain Definitions

Set forth below are certain defined terms used in the supplemental indenture. Reference is made to the supplemental indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

‘‘Beneficial Owner’’ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act), such ‘‘person’’ will be deemed to have beneficial ownership of all securities that such ‘‘person’’ has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms ‘‘Beneficially Owns’’ and ‘‘Beneficially Owned’’ have a corresponding meaning.

‘‘Capital Stock’’ means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

‘‘Change of Control’’ means the occurrence of any of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our Subsidiaries taken as a whole to any ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act, including any ‘‘group’’ with the meaning of the Exchange Act);

(2)    the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)    any ‘‘person’’ (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)    the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(5)    the first day on which the Company ceases to be a Beneficial Owner of a majority of the Voting Stock of either PNM or TNMP;

(6)    we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of ours or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our outstanding Voting Stock immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

‘‘Continuing Directors’’ means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)    was a member of such Board of Directors on the date of the supplemental indenture; or

(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

‘‘Control’’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. A person shall be deemed to Control another person if such person directly or indirectly owns or controls more than 50% of the other person’s capital stock. The terms ‘‘Controlling’’ and ‘‘Controlled’’ have meanings correlative thereto.

‘‘Credit Facility’’ means the Amended and Restated Credit Agreement dated August 15, 2005 among the Company and First Choice, as borrowers, the lenders named therein and Bank of America, N.A., as administrative agent.

‘‘Debt’’ means (1) any outstanding debt for money borrowed and (2) any indebtedness evidenced by notes, debentures, bonds or other similar instruments.

‘‘Disqualified Stock’’ means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

‘‘Hedging Obligations’’ means, with respect to any specified person, the obligations of such person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

‘‘Operating Property’’ means (1) any interest in real property owned directly by us and (2) any asset owned directly by us that is depreciable in accordance with generally accepted accounting principles.

‘‘Payment Default’’ means a default under any mortgage, indenture or instrument under which we may issue or by which there may be secured or evidenced any Debt of ours (or the payment of which is guaranteed by us), if that default is caused by a failure to pay principal of, or interest or premium, if any, on such Debt prior to the expiration of the grace period provided in such Debt.

‘‘Sale and Lease-Back Transaction’’ means any arrangement with any entity providing for the leasing to us of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than forty-eight (48) months), which Operating Property has been or is to be sold or transferred by us to such entity; provided, however, Sale and Lease-Back Transaction shall not include any arrangement (i) first entered into prior to the date of the indenture and (ii) involving the exchange of any Operating Property for any property subject to an arrangement specified in the preceding clause (i).

‘‘Subsidiary’’ means, with respect to any person (the ‘‘parent’’) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of that date, as well as any other corporation, limited liability company, partnership, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held or (2) that is, as of that date, otherwise Controlled (within the meaning of the first sentence of the definition of ‘‘Control’’), by the parent or one or more subsidiaries of the parent.

‘‘Value’’ means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds to us from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (2) the net book value of such property, as determined in accordance with generally accepted accounting principles by us at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

‘‘Voting Stock’’ of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Events of Default

‘‘Event of default’’ when used in the indenture with respect to the notes, means any of the following:

•	failure to pay interest on the notes for 30 days after it is due;

•	failure to pay the principal of or premium on any the notes when due (whether at maturity or upon earlier redemption);

•	failure to perform any other covenant in the indenture, other than a covenant that does not relate to the notes, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in principal amount of the notes;

•	default under any mortgage, indenture or instrument under which we may issue or by which there may be secured or evidenced any Debt of ours (or the payment of which is guaranteed by us), if that default (1) is caused by a Payment Default or (2) results in the acceleration of such Debt prior to its stated maturity, and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

•	failure to pay any final judgment against us in excess of $20.0 million or one or more final judgments against us in excess of $40.0 million in the aggregate (in each case, net of any amounts covered by insurance), for a period of 60 days after the date on which the right to appeal has expired; or

•	certain events related to our bankruptcy, insolvency or reorganization.

The Trustee

The trustee under the indenture as supplemented and to be further supplemented by the second supplemental indenture is The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.). The indenture provides that, except during the continuance of an event of default, the trustee will perform only the duties that are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the trustee, should it become a creditor of PNM Resources, to obtain payment of claims in certain cases or to realize on certain property received by it on any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, but if it acquires any conflicting interest and a default occurs it must eliminate that conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

We and our affiliates also maintain credit and liquidity facilities and conduct other banking transactions with affiliates of the trustee in the ordinary course of our businesses.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations of purchasing, owning and disposing of the notes. This discussion applies only to the holders of the notes who acquire the notes pursuant to this prospectus supplement at their initial offering price and who hold the notes as capital assets.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	brokers or dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other ‘‘synthetic security’’ or integrated transaction;

•	U.S. expatriates;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any state or local income, foreign income or other tax consequences. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local income, foreign income and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A ‘‘U.S. holder’’ is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

The notes bear interest at a fixed rate. Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that you receive the interest; or

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that the interest accrues.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable as ordinary income to the extent you have not previously included the accrued interest in income; and

•	your adjusted tax basis in the notes.

Your tax basis in your notes generally will equal the amount you paid for the notes. Your gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% for taxable years beginning on or before December 31, 2010. For taxable years beginning on or after January 1, 2011, the long-term capital gain rate is currently scheduled to increase to 20%.

Information Reporting and Backup Withholding

Information reporting requirements generally apply to interest and principal payments and to the proceeds of sales before maturity (unless you are an exempt recipient such as a corporation). These amounts generally must be reported to the Internal Revenue Service and to you. In general, ‘‘backup withholding’’ may apply:

•	to any payments made to you of interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The applicable backup withholding rate will be the fourth lowest income tax rate applicable to unmarried individuals for the relevant taxable year. Currently, the backup withholding rate is 28%. The backup withholding tax is not an additional tax and may be refunded or credited against your U.S. federal income tax liability if the required information is provided timely to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are not a U.S. holder (as defined above) or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the U.S.:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your notes under the ‘‘portfolio interest’’ exception of the Internal Revenue Code, provided that interest on the notes is not effectively connected with your conduct of a trade or business in the United States and:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed IRS Form W-8BEN or appropriate substitute form to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it has received from you or an intermediate financial institution your signed, written statement and provides us or our paying agent with a copy of this statement.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a U.S. income tax treaty, or you provide us with a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (as described immediately above) and backup withholding tax (see ‘‘Backup Withholding and Information Reporting’’ below), you generally will not have to pay U.S. federal income tax on payments of interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (subject to, in the case of proceeds representing accrued interest, the conditions described in ‘‘U.S. Federal Withholding Tax’’ immediately above) unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is attributable to a U.S. ‘‘permanent establishment’’ maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income attributable to your notes is effectively connected with the conduct of your trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. ‘‘permanent establishment’’ to which the interest, gain or other income is generally attributable, you generally will be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed immediately above under ‘‘U.S. Federal Withholding Tax’’ if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest and gain on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting

Payments of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the U.S. Internal Revenue Service and to you. Backup withholding will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in ‘‘U.S. Federal Withholding Tax’’ above, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in ‘‘— U.S. Holders — Definition of a U.S. Holder’’ above).

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	is a foreign person that derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a ‘‘controlled foreign corporation’’ for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business;

unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN or an appropriate substitute form certifying that you are not a United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished timely to the Internal Revenue Service.

PLAN OF DISTRIBUTION AND UNDERWRITING

Under the terms and conditions contained in a remarketing agreement dated March 30, 2005, as supplemented by the Supplemental Remarketing Agreement dated May 6, 2008 (as so supplemented, the ‘‘remarketing agreement’’), between the Company and Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC and Wedbush Morgan Securities Inc. (collectively, the ‘‘remarketing agents’’), which we will file as an exhibit to a current report on Form 8-K, the remarketing agents will remarket $             aggregate principal amount of the notes.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the performance by the Company of its obligations and agreements under the remarketing agreement.

Under the remarketing agreement, if the remarketing is successful, we will pay the remarketing agents a remarketing fee of 150 basis points (1.50%) of the principal amount of the remarketed notes for services in performing their duties under the remarketing agreement.

Banc of America Securities LLC and Lehman Brothers Inc. are also acting as the representatives of the underwriters in the offering of additional notes. Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K, each of the underwriters named below has severally agreed to purchase from us the aggregate principal amount of additional notes shown opposite its name below:

Underwriter	Aggregate Principal Amount of Additional Notes
Banc of America Securities LLC	$
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation
J.P. Morgan Securities Inc.
Wedbush Morgan Securities Inc.
Total	$

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased,

•	the representations and warranties made by us to the underwriters are true,

•	there is no material change in our business or in the financial markets, and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The representatives of the underwriters have advised us that the underwriters propose to offer the additional notes, and the remarketing agents may offer the notes originally issued in March 2005, directly to the public at the public offering price on the cover of this prospectus supplement and may offer the additional notes to selected dealers at a price that represents a concession not in excess of         % of the principal amount of the notes. Such dealers may reallow a concession not in excess of       % of the principal amount of the notes to certain other dealers. After the initial offering of the additional notes, the public offering price and other selling terms may from time to time be varied by the underwriters.

The expenses of the remarketing and offering of additional notes that are payable by us are estimated to be $325,000 (excluding the remarketing fee and underwriting discounts).

Indemnification

We have agreed to indemnify the remarketing agents and the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the remarketing agents and the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The remarketing agents or the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, in accordance with Regulation M under the Exchange Act. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes and short positions created by the remarketing agents or the underwriters involve the sale of a greater aggregate principal amount of notes than the underwriters are required to remarket or purchase from us. The remarketing agents or the underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers for notes remarketed or sold in the offering may be reclaimed by the representatives of the underwriters or remarketing agents if such notes are repurchased by the underwriters or remarketing agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at anytime.

Trading Market

We do not intend to apply for listing of the notes on a securities exchange or for quotation among automated quotation systems, but have been advised by the remarketing agents and the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

Relationships and FINRA Conduct Rules

Certain of the remarketing agents and the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business and are acting as underwriters in the concurrent offering of senior notes of our subsidiary, PNM. They have received customary compensation and expenses for these commercial and investment banking transactions. Affiliates of certain of the underwriters are lenders under the PNMR Revolving Facility and may receive more than 10% of the net proceeds from this offering. Certain underwriters or their affiliates are dealers of our commercial paper program. This offering is being conducted in accordance with Rule 2710(h) of the Financial Industry National Regulatory Authority, or FINRA. Those provisions require that the yield be no lower than the yield recommended by a ‘‘qualified independent underwriter,’’ as defined by FINRA. Deutsche Bank Securities Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. UnionBanc Investment Services LLC, a FINRA member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

We expect that delivery of the notes will be made against payment therefor on or about May 16, 2008, which we expect to be the    th business day following the date hereof (this settlement cycle being referred to as ‘‘T+    ’’). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the third business day before the settlement date will be required, by virtue of the fact that we expect the notes initially to settle in T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

Certain legal matters in connection with the remarketing and the offering of the notes will be passed upon for us by Charles L. Moore, Esq., Associate General Counsel, and Troutman Sanders LLP. As of May 6, 2008, Charles L. Moore, Esq. held options to acquire 20,000 shares of our common stock (7,326 of which were exercisable). Counsel for any underwriters will render an opinion as to certain legal matters relating to the debt securities for any underwriters, dealers, purchasers or agents. Certain matters will be passed upon for the remarketing agents and the underwriters by Simpson Thacher & Bartlett LLP.

WHERE YOU CAN FIND MORE INFORMATION

PNMR files annual, quarterly and current reports and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

PNMR’s Internet address is www.pnmresources.com. The contents of the website are not a part of the registration statement of which this prospectus supplement and the accompanying prospectus are a part. PNMR’s filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are accessible free of charge at www.pnmresources.com as soon as reasonably practicable after PNMR electronically files such material with, or furnishes it to, the SEC. These reports are also available upon request in print from us free of charge.

PNMR is ‘‘incorporating by reference’’ in this prospectus supplement and the accompanying prospectus information PNMR files with the SEC, which means that PNMR is disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by PNMR, PNM and TNMP. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information PNMR incorporates by reference is considered to be part of this prospectus supplement, unless PNMR updates or supersedes that information by the information contained in this prospectus supplement or the information PNMR files subsequently with the SEC that is incorporated by reference in this prospectus supplement. PNMR is incorporating by reference the following documents that it has filed with the SEC (except those portions of filings that relate to PNM or TNMP as separate registrants), other than any information in these documents that is deemed not to be ‘‘filed’’ with the SEC:

•	PNMR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed on February 29, 2008;

•	PNMR’s Proxy Statement on Schedule 14A as filed on April 28, 2008;

•	PNMR’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 as filed on May 7, 2008; and

•	PNMR’s Current Reports on Form 8-K as filed on January 17, 2008, February 28, 2008, March 11, 2008, March 14, 2008 and May 7, 2008.

PNMR also incorporates by reference into this prospectus supplement any filings PNMR makes with the SEC (excluding information furnished under Items 2.02 or 7.01 of Current Reports on Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus.

You may obtain without charge a copy of any of the documents PNMR incorporates by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at PNM Resources, Inc., Alvarado Square, Albuquerque, New Mexico, 87158, Attention: Investor Relations. You may also telephone your request at (505) 241-2477.

Prospectus

Debt Securities

We intend to offer from time to time, at prices and on terms to be determined at or prior to the time of sale, our debt securities. We will specify the principal amount of debt securities being offered and the underwriters for the offering, together with the terms and conditions for such offering, the public offering price, the underwriting discounts and commissions and our net proceeds from the sale thereof, in supplements to this prospectus. You should read both the prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive office is located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a ‘‘shelf’’ registration process. This prospectus provides you with a general description of our debt securities. Each time we sell debt securities, we will describe in a supplement to this prospectus the specific terms of that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and the applicable prospectus supplement, together with additional information referred to in ‘‘Where You Can Find More Information’’ herein, before investing in the debt securities.

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading ‘‘Where You Can Find More Information’’ in the applicable prospectus supplement.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus and any accompanying prospectus supplement to ‘‘PNMR’’, ‘‘PNM Resources’’, ‘‘we’’, ‘‘our’’, ‘‘us’’ and ‘‘the Company’’ refer to PNM Resources, Inc. Unless otherwise indicated, financial information included or incorporated by reference herein is for PNM Resources, Inc. and its subsidiaries on a consolidated basis.

We are not offering the debt securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

i

PNM RESOURCES, INC.

We are an investor-owned holding company of energy and energy-related businesses. Our primary subsidiaries are Public Service Company of New Mexico (‘‘PNM’’), Texas-New Mexico Power Company (‘‘TNMP’’) and First Choice Power, L.P. (‘‘First Choice’’). In addition, we have a 50 percent ownership interest in EnergyCo, LLC (‘‘EnergyCo’’), an unregulated energy company.

PNM is an integrated public utility with regulated operations primarily engaged in the generation, transmission and distribution of electricity, and the transmission and distribution and sale of natural gas, and unregulated operations primarily focused on the sale and marketing of electricity into the wholesale market in the western United States. TNMP is a regulated electric utility providing transmission and distribution services in Texas. First Choice is a competitive retail electric provider operating in Texas.

EnergyCo was created in January 2007 by ECJV Holdings, LLC (‘‘ECJV’’), a wholly-owned subsidiary of Cascade Investment, L.L.C., one of PNMR’s largest shareholders, and us to serve expanding U.S. markets throughout the Southwest, Texas and the West. PNMR and ECJV each have a 50 percent ownership interest in EnergyCo, which is a limited liability company.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes, which may include:

•	funding capital expenditures;

•	financing future acquisitions;

•	investing in or extending credit to our subsidiaries;

•	refinancing debt; or

•	expanding our business.

We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of such prospectus supplement. We will temporarily invest any net proceeds that we do not immediately use in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,
2007	2006	2005	2004	2003
1.35	2.02	1.65	2.75	1.86

Our ratio of earnings to fixed charges is computed by dividing our earnings by our fixed charges. For the purposes of such computations:

•	earnings consist of earnings from continuing operations before income taxes, excluding equity in earnings of EnergyCo, plus fixed charges, less capitalized interest and preference security dividend requirements of consolidated subsidiaries;

•	fixed charges consist of the continuing operations portions of interest expensed and capitalized, amortization of debt discount, premium and capitalized expenses related to indebtedness, estimated interest costs within rental expense, and preference security dividend requirements of consolidated subsidiaries; and

•	PNM’s natural gas operations are treated as discontinued operations for financial reporting, and accordingly, the earnings and portions of the fixed charges attributable to PNM’s natural gas operations are excluded from the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of our debt securities. When we offer our debt securities in the future, a prospectus supplement will explain the particular terms of those debt securities and the extent to which any of these general provisions will not apply. You should read this prospectus and any applicable prospectus supplement before you make any investment decision. We may issue one or more series of debt securities directly to the public or as part of a purchase unit from time to time. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities described in this prospectus.

The debt securities will be our direct unsecured general obligations. We may issue the debt securities from time to time in one or more series under an indenture dated as of March 15, 2005 between us and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as trustee (the ‘‘Trustee’’). This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the ‘‘Indenture.’’

We have summarized selected provisions of the Indenture below. You should read this summary together with the Indenture, any supplemental indentures or other documents establishing the debt securities for a complete understanding of the provisions that may be important to you. The following description of the debt securities and the Indenture is qualified by reference to the Indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. References to certain sections in parentheses below are references to sections of the Indenture. Whenever particular provisions or defined terms in the Indenture are referred to under this ‘‘Description of Debt Securities,’’ such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

There is no requirement under the Indenture that our future issuances of debt securities be issued exclusively under the Indenture and we will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issuances of debt securities in connection with future issuances of other debt securities. Nonetheless, the debt securities registered under the registration statement of which this prospectus is a part will only be issued pursuant to an indenture (or a form thereof) that is filed as an exhibit to the registration statement.

The Indenture provides that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series for issuances of additional debt securities of that series. Unless otherwise described in the applicable prospectus supplement, the Indenture does not limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

The Indenture does not currently contain any restriction on the payment of dividends or any financial covenants. However, the supplemental indenture for any series of debt securities may contain such restrictions. The prospectus supplement related to such debt securities will describe such restrictions and the protections, if any, that such restrictions provide the holders of the debt securities in the event of a highly leveraged transaction involving us that may adversely affect the holders of the debt securities.

Ranking

The debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsubordinated debt. As of December 31, 2007, PNMR, exclusive of its subsidiaries, had $692.1 million of outstanding short-term and long-term debt that would have ranked equally with the debt securities, and an additional $13.2 million of outstanding long-term debt that is secured.

We are a holding company and derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. The debt securities will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries. In the event of the bankruptcy, insolvency, liquidation or reorganization of the business of one of our subsidiaries, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the debt securities. As of December 31, 2007, our subsidiary PNM had $11.5 million aggregate stated value of cumulative preferred stock outstanding and $1,326.9 million aggregate principal amount of short-term and long-term debt outstanding, $65.0 million of which is secured. As of December 31, 2007, our subsidiary TNMP had $316.6 million aggregate principal amount of unsecured short-term and long-term debt outstanding, excluding $3.4 million of short-term debt payable to PNMR.

The Indenture provides that payment of principal, premium and interest on any debt security issued under the Indenture shall be made solely from the assets of PNMR and not from any assets of utility subsidiaries. (See Section 1.14)

Provisions of a Particular Series

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the person or persons to whom interest payments are made, if other than the registered holder;

•	the date or dates on which the principal of the debt securities will be payable, how the dates will be determined and whether the stated maturity may be extended;

•	the rate or rates at which the debt securities will bear interest, if any, and how the rate or rates will be determined;

•	the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for the interest payments;

•	the right, if any, to extend the interest payment periods for the debt securities and the duration of the extension;

•	the place or places at which or methods by which payments will be made;

•	whether we have the option to redeem the debt securities and, if so, the terms of our redemption option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to repurchase or otherwise redeem the debt securities;

•	if the debt securities will be issued in denominations other than $1,000 and integral multiples thereof;

•	any index or formula used for determining principal, premium or interest;

•	any collateral, security, assurance or guarantee applicable to a series of debt securities;

•	the currency or currencies in which payments will be made if other than United States dollars, and the manner of determining the equivalent of those amounts in United States dollars;

•	if payments may be made on any of the debt securities, at our election or at the holder’s election, in a currency or currencies other than that in which the debt securities are stated to be payable, then the currency or currencies in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount as of any such date or the manner of determining such amount;

•	whether the provisions described below under ‘‘Discharge, Defeasance and Covenant Defeasance’’ will apply to the debt securities;

•	whether the debt securities will be issuable as global securities and, if so, the securities depositary;

•	any changes or additions to the events of default under the Indenture or changes or additions to our covenants under the Indenture; and

•	any other terms of the debt securities not inconsistent with the terms of the Indenture.

(See Section 3.01)

All debt securities of any one series will be substantially identical except as to denomination and except as may otherwise be determined in the manner provided for in the Indenture. (See Section 3.01)

Debt securities may be issued and sold at a substantial discount below their stated principal amount. If applicable, the prospectus supplement will describe any special United States federal income tax consequences and other considerations which apply to senior debt securities issued at a discount or to any securities denominated or payable in a foreign currency or currency unit.

Redemption

We will set forth any terms for the redemption of any debt securities in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, the debt securities will be redeemable upon notice by mail to the holders between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the Trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 11.03 and 11.04)

The debt securities will cease to bear interest on the redemption date assuming we redeem them. We will pay the redemption price and any accrued interest once the debt securities are surrendered for redemption. (See Section 11.06) If only part of a debt security is redeemed, the Trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 11.07)

We may make any redemption, at our option, conditional upon the receipt by the paying agent or agents, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent or agents have not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 11.04)

Payment

Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name the debt security is registered as of the close of business on the regular record date for the interest payment date. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date we proposed for payment of the defaulted interest, and not less than 10 days after receipt by the Trustee of the notice of the proposed payment. The defaulted interest may also be paid in any other manner permitted by any securities exchange on which that debt security may be listed, if the Trustee finds it practicable. (See Section 3.07)

Registration of Transfer and Exchange

Unless otherwise specified in the prospectus supplement applicable to any series of debt securities, subject to any limitations on the transfer of global securities, the transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee. We may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. Unless otherwise provided in the prospectus supplement applicable to any series of debt securities, no service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of:

•	any debt security during a period of 15 days prior to giving any notice of redemption; or

•	any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(See Section 3.05)

Restrictions on Mergers and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the surviving or successor entity is organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and it expressly assumes our obligations on all debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	we deliver to the Trustee an officers’ certificate and an opinion of counsel as to compliance with the foregoing.

(See Section 8.01)

Discharge, Defeasance and Covenant Defeasance

The Indenture provides that we may be:

•	discharged from our obligations, with certain limited exceptions, with respect to any particular series of debt securities, as described in the Indenture, such a discharge being called a ‘‘defeasance’’ in this prospectus; and

•	released from our obligations under certain restrictive covenants especially established with respect to any particular series of debt securities, including the covenants described above under ‘‘Restrictions on Mergers and Sale of Assets’’ and any additional covenants set forth in the applicable prospectus supplement, such a release being called a ‘‘covenant defeasance’’ in this prospectus.

(See Sections 13.02 and 13.03)

We must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption. In addition, we will be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance will not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes, and that such holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and related defeasance or covenant defeasance were not to occur. In the case of a defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in federal income tax law. (See Section 13.04)

Modification of the Indenture

We and the Trustee may enter into one or more supplemental indentures without the consent of any holder of the debt securities for certain specified purposes, including:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

•	to add to our existing covenants or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•	to add to or change any of the provisions to such extent necessary for the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the debt securities of any particular series in any material respect, that change, elimination, or addition will become effective only:

•	when the consent of the holders of a majority in aggregate principal amount of the debt securities of that series has been obtained in accordance with the Indenture; or

•	when no debt securities of the affected series remain outstanding under the Indenture;

•	to secure the debt securities;

•	to establish the form or terms of the debt securities of any other series as permitted by the Indenture;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for or facilitate the administration of the trust by more than one trustee; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action will not adversely affect the interests of the holders of the debt securities of any particular series in any material respect.

(See Section 9.01)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act of 1939. We and the Trustee may, without the consent of any of the holders, enter into one or more supplemental indentures to evidence that amendment. (See Section 9.01)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected will be required. No amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the date that any principal or interest is due and payable on any debt security, without the consent of the holder;

•	reduce the percentage in principal amount of the outstanding debt security of any particular series the consent of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•	modify certain provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any particular series, without, in each case, the consent of the holder of each outstanding debt security affected thereby.

(See Section 9.02)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of the debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (See Section 9.02)

The Indenture provides that the debt securities owned by us or anyone else required to make payment on the debt securities will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 1.01)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such ‘‘act’’ or action of the holders, in certain situations. If the record date is fixed, the holders of the outstanding debt securities of the relevant series on that record date, and no other holders, will be entitled to take or revoke the relevant action, whether or not those holders remain holders after that record date. No action, however, will be effective unless taken on or prior to the applicable expiration date by holders of the requisite principal amount of the outstanding debt securities of that series on that record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by our acts or those of the Trustee taken in reliance thereon, whether or not notation of that action is made upon that debt security. (See Section 1.04)

Events of Default

‘‘Event of default’’ when used in the Indenture with respect to any particular series of debt securities, means any of the following:

•	failure to pay interest on any debt security of the applicable series for 60 days after it is due;

•	failure to pay the principal of or premium on any debt security of the applicable series when due (whether at maturity or upon earlier redemption);

•	failure to pay the deposit of any sinking fund payment, when and as due by the terms of the applicable series;

•	failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of a majority in principal amount of the debt securities of such series; however, the Trustee or the Trustee and such holders, as applicable, can agree to an extension of the 90-day period and this extension will be automatic if we are diligently pursuing action to correct the default;

•	certain events related to our bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to the debt securities of that series.

(See Section 5.01)

Remedies

Acceleration of Maturity

If an event of default with respect to any one series of debt securities occurs and continues, either the Trustee or the holders of a majority in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. However, if the event of default is applicable to more than one series of debt securities, the Trustee or the holders of a majority in principal amount of all the outstanding debt securities of all series, considered as one class, and not the holders of any one series, may make a declaration of acceleration. (See Section 5.02)

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be automatically rescinded and annulled if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all the debt securities of the series;

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

•	interest, if any, on overdue interest (to the extent lawful);

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the debt securities of that series has been cured or waived as provided in the Indenture.

(See Section 5.02)

The holders of a majority in principal amount of the outstanding debt securities of any particular series may on behalf of the holders of all the debt securities of that series waive any past default under the Indenture with respect to that series and its consequences, except a default:

•	in the payment of the principal of or any premium or interest on any debt security of that series, or

•	in respect of a covenant or provision of the Indenture which cannot be modified or amended by supplemental indenture without the consent of the holder of each outstanding debt security of the series affected.

However, if a default occurs and continues with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, has the right to waive the default, and not the holders of the debt securities of any one such series. Upon any waiver, the default ceases to exist, and any and all events of default arising therefrom is deemed to have been cured, for every purpose of the Indenture; but no waiver will extend to any subsequent or other default or impair any right consequent thereon. (See Section 5.13)

Right to Direct Proceedings

If an event of default with respect to any particular series of debt securities occurs and continues, the holders of a majority in principal amount of the outstanding debt securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series. However, if an event of default occurs and continues with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, have the right to make the direction, and not the holders of the debt securities of any one of such series. In either case, the Indenture further provides that:

•	such direction will not be in conflict with any rule of law or with the Indenture;

•	the Trustee may take any other action deemed proper by the Trustee and not inconsistent with such direction, and

•	subject to the provisions of the Indenture the Trustee will have the right to decline to follow any direction if the Trustee in good faith determines that the proceeding so directed would involve the Trustee in personal liability.

(See Section 5.12)

Limitation on Right to Institute Proceedings

No holder of debt securities of any particular series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made a written request to the Trustee;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of the holders during that period.

(See Section 5.07)

No Impairment of Right to Receive Payment

The limitations on the right to institute proceedings, however, do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest if any, on that debt security on or after the applicable due date. (See Section 5.08)

Annual Notice to Trustee

We will provide to the Trustee an annual statement by an appropriate officer as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (See Section 10.04)

Notices

Notices to holders of the debt securities will be given by mail to the holders at the addresses that appear in the security register. (See Section 1.06)

Title

We, the Trustee, and any of our agents or the agents of the Trustee, may treat the person in whose name the debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 3.08)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 1.12)

Regarding the Trustee

The Trustee is The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.). In addition to acting as Trustee, The Bank of New York Trust Company, N.A. and its affiliates act, and may act, as Trustee under our and our affiliates’ other various indentures and trusts. We and our affiliates also maintain credit and liquidity facilities and conduct other banking transactions with affiliates of the Trustee in the ordinary course of our businesses. In addition, an affiliate of the Trustee is the owner participant with respect to portions of Palo Verde Nuclear Generating Station which are subject to sale and leaseback financing agreements.

The Trustee may resign at any time by giving us written notice or be removed at any time by an act of the holders of a majority in principal amount of any particular series of debt securities then outstanding delivered to the Trustee and us. In addition, provided that no event of default has occurred or is continuing, we may appoint a new trustee upon delivering to the Trustee a resolution of our board of directors appointing a successor trustee and the successor’s acceptance of our appointment. In this case, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. In any event, the resignation or removal of the Trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by a successor trustee. (See Section 6.10)

The Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and continues. In case an event of default occurs and continues, the Trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. (See Section 6.01)

Book-Entry Issuance

Unless otherwise provided in a prospectus supplement, we will issue debt securities of each series in the form of one or more fully registered global securities. The global securities will be deposited with the Trustee under the Indenture as custodian for the depositary, which will be The Depository Trust Company or another depositary identified in a prospectus supplement, and registered in the name of the depositary or its nominee.

Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

Investors may hold their beneficial interests in the global securities directly through the depositary if they have an account with the depositary or indirectly through organizations that have accounts with the depositary.

The following is based on information furnished to us by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). DTC holds securities that its participants (‘‘Direct Participants’’) deposit with DTC. DTC also facilitates the settlement among Direct Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (‘‘DTCC’’). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (‘‘Indirect Participants’’). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, who will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (‘‘Beneficial Owner’’) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with the Trustee on behalf of DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in ‘‘street name,’’ and will be the responsibility of such Direct or Indirect Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor securities depository is not obtained, security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell debt securities, in or outside of the United States, to underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. The applicable prospectus supplement will contain specific information relating to the terms of the offering, including, to the extent not otherwise included in the prospectus:

•	the name or names of any underwriters or agents;

•	the purchase price of the debt securities;

•	our net proceeds from the sale of the debt securities;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

By Underwriters

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. Underwriters may offer the debt securities directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

We may sell the debt securities directly to the public, without the use of underwriters, dealers or agents. We may also sell the debt securities through agents we designate from time to time, including in connection with remarketings of any of our outstanding debt securities. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

We also may engage a broker-dealer from time to time to act as agent or principal for the offer of our debt securities in one or more placements pursuant to a distribution agreement. If we and the broker-dealer agree, we will sell to the broker-dealer as agent or as principal, and the broker-dealer will seek to solicit offers to purchase on an agency basis and/or will purchase on a principal basis, our debt securities. The number and purchase price (less an underwriting discount) of the debt securities we sell to the broker-dealer will be mutually agreed on the relevant trading day. The debt securities sold under the distribution agreement will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding the price, proceeds that will be raised or commissions to be paid will be described in a prospectus supplement to this prospectus or in other filings made in accordance with and as permitted by the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and the Exchange Act. The broker-dealer may make sales of our debt securities pursuant to the distribution agreement in privately negotiated transactions and/or any other method permitted by law deemed to be an ‘‘at-the-market’’ offering as defined in Rule 415 promulgated under the Securities Act including sales made on the New York Stock Exchange, the current trading market for certain of our debt securities.

General Information

Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed underwriters as defined in the Securities Act, and any discounts or commissions we pay to them and any profit made by them on the resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS

The legality of the debt securities in respect of which this prospectus is being delivered will be passed upon for us by Charles L. Moore, Esq., Associate General Counsel, and Troutman Sanders LLP, who will also pass on certain other legal matters. As of February 29, 2008, Charles L. Moore, Esq. held options to acquire 13,000 shares of our common stock (7,326 of which were exercisable). Counsel for any underwriters will render an opinion as to certain legal matters relating to the debt securities for any underwriters, dealers, purchasers or agents.

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of PNM Resources, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion and include explanatory paragraphs regarding the adoption of Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006, and the adoption of Financial Accounting Standards Board Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

PNMR files annual, quarterly and special reports and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

PNMR’s Internet address is www.pnmresources.com. The contents of the website are not a part of the registration statement of which this prospectus is a part. PNMR’s filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are accessible free of charge at http://www.pnmresources.com as soon as reasonably practicable after PNMR electronically files such material with, or furnishes it to, the SEC. These reports are also available upon request in print from us free of charge.

PNMR is ‘‘incorporating by reference’’ in this prospectus information PNMR files with the SEC, which means that PNMR is disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by PNMR, PNM and TNMP. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information PNMR incorporates by reference is considered to be part of this prospectus, unless PNMR updates or supersedes that information by the information contained in this prospectus or the information PNMR files subsequently with the SEC that is incorporated by reference in this prospectus or a prospectus supplement. PNMR is incorporating by reference the following documents that it has filed with the SEC (except those portions of filings that relate to PNM or TNMP as separate registrants), other than any information in these documents that is deemed not to be ‘‘filed’’ with the SEC:

•	PNMR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed on February 29, 2008; and

•	PNMR’s Current Reports on Form 8-K as filed on January 17, 2008, February 28, 2008, March 11, 2008 and March 14, 2008.

PNMR also incorporates by reference into this prospectus any filings PNMR makes with the SEC (excluding information furnished under Items 2.02 or 7.01 of Current Reports on Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and before termination of this offering.

You may obtain without charge a copy of any of the documents PNMR incorporates by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at PNM Resources, Inc., Alvarado Square, Albuquerque, New Mexico, 87158, Attention: Investor Relations. You may also telephone your request at (505) 241-2211.

$350,000,000

         % Senior Notes,
Series A Due 2015

May     , 2008

Remarketing Agents and Joint Book-Running Managers

Banc of America Securities LLC	Lehman Brothers

Merrill Lynch & Co.	Morgan Stanley	Wachovia Securities

Citi
Deutsche Bank Securities
JPMorgan
RBC Capital Markets
Wedbush Morgan Securities Inc.